EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the Stock Option Plan of Thomson dated December 14, 2007 of our report dated March 24, 2006 (except for the Note 40 for which the date is May 10, 2006 and Notes 5 and 41 for which the date is May 7, 2007), with respect to the consolidated balance sheets of Thomson as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, recognized income and expense, and changes in equity for each of the years then ended and our report dated May 7, 2007, with respect to the consolidated balance sheets of Thomson as of December 31, 2006, and the related consolidated statements of operations, cash flows, recognized income and expense, and changes in equity for the year then ended, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on May 11, 2007,  as amended by Amendment No. 1 on Form 20-F/A of Thomson, filed with the Securities and Exchange Commission on July 24, 2007.

Mazars & Guérard
Mazars

/s/ Frédéric Allilaire

Courbevoie, France

February 4, 2008